Exhibit 99





                      INDEPENDENT AUDITORS' REPORT
                      ----------------------------



The Board of Directors
Valmont Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Valmont Industries, Inc. and subsidiaries as of December 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosure in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valmont Industries, Inc. and subsidiaries as of December 30, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG PEAT MARWICK LLP
                                                  KPMG PEAT MARWICK LLP





Omaha, Nebraska
February 16, 1996

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